Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122428, 333-124624, and 333-149388 on Form S-8 and Registration Statement No. 333-123450 on Form S-3 of our reports dated February 12, 2009, relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard in 2007), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

February 12, 2009